EXHIBIT NO. 99.(j) 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” and Appendix M — Recipients of Non-Public Portfolio Holdings on an Ongoing Basis” in the Statement of Additional Information of MFS Strategic Income Fund, a series of MFS Series Trust VIII, in Post-Effective Amendment No. 52 to the Registration Statement (Form N-1A, No. 33-37972).

We also consent to the incorporation by reference, in such Statement of Additional Information of our report, dated December 16, 2019, with respect to the financial statements and financial highlights of MFS Strategic Income Fund, included in the Annual Reports to Shareholders for the fiscal year ended October 31, 2019.

ERNST & YOUNG LLP
/s/ ERNST & YOUNG LLP

Boston, Massachusetts

February 26, 2020